Exhibit 99.1

news release
TENNECO LAUNCHES AMENDMENT AND EXTENSION OF ITS
SENIOR CREDIT FACILITY
Lake Forest, Illinois, May 13, 2010 — Tenneco Inc. (NYSE: TEN) announced today that it is launching a transaction to amend and extend its existing senior credit facility, which currently expires in March 2012. This transaction is expected to enhance the company’s financial flexibility by extending the maturity of all or a significant portion of its commitments under its $550 million revolving credit facility and refinancing its existing $128 million term loan A facility.
The company expects the extended revolving credit facility will mature in May 2014. However, the facility will mature on April 15, 2013 if the company’s senior secured notes are not refinanced by that date or on December 14, 2013 if the company’s tranche B-1 letter of credit/revolving loan facility is not refinanced by that date.
The company expects the new term loan facility will mature in May 2016. However, the facility will mature on April 15, 2013 if the company’s senior secured notes are not refinanced by that date or on August 16, 2014 if the company’s senior subordinated notes are not refinanced by that date.
The company is in the process of seeking commitments and consents for the amended and extended senior credit facility. The company currently expects to be able to complete the amendment and extension during the second quarter.
This news release contains forward-looking statements concerning Tenneco’s proposed amendment and extension transaction. The terms of, and Tenneco’s ability to complete, this transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite® Elastomer brand names.

Contacts:	Jane Ostrander	Linae Golla
	Media Inquiries	Investor Inquiries
	847 482-5607	847 482-5162
	jostrander@tenneco.com	lgolla@tenneco.com